UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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HASBRO, INC.
(Name of Registrant as Specified in Its Charter)

ALTA FOX OPPORTUNITIES FUND, LP ALTA FOX SPV 3, LP ALTA FOX SPV 3.1, LP ALTA FOX GENPAR, LP ALTA FOX EQUITY, LLC ALTA FOX CAPITAL MANAGEMENT, LLC CONNOR HALEY MARCELO FISCHER
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Alta Fox Opportunities Fund, LP, together with the other participants named herein (collectively, “Alta Fox”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

On June 2, 2022, Alta Fox issued the following press release and open letter to shareholders:

Alta Fox Recommends Shareholders Vote the GOLD Proxy to Elect a Capital Allocation and Disclosure Expert to Hasbro’s Board

Urges Shareholders to Compare Independent Nominee Marcelo Fischer’s Impressive Track Record to Edward M. Philip’s Value-Destructive Missteps Before Casting Vote at Hasbro’s Annual Meeting Next Week

Highlights How Mr. Fischer Can Help Improve Hasbro’s Capital Allocation, Financial Discipline and Investor Disclosure, Leading to Enhanced Long-Term Value for Shareholders

DALLAS -- Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox” or “we”), the beneficial owner of approximately 2.5% of the outstanding shares of Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), today issued the below letter in connection with its campaign to elect a highly qualified and independent candidate to the Company’s defensively expanded 13-member Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled for Wednesday, June 8, 2022.

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Fellow Shareholders,

Our singular goal in this campaign has been to help put Hasbro back on the path to creating enduring value for shareholders by adding new perspectives to the boardroom. Following months of thoughtful engagement with you, as well as the recent report released by independent proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”), we decided to pursue the election of one director candidate to replace long-serving incumbent Edward M. Philip.

This election contest is about choosing the best qualified candidate to serve on Hasbro’s Board. At next week’s Annual Meeting, you have an opportunity to remove Mr. Philip and add capital allocation and financial disclosure expert Marcelo Fischer into the boardroom. We believe this is the best way to ensure that first-time Chief Executive Officer Chris Cocks can begin to lay the foundation of a turnaround that will ultimately unlock long-term value for all shareholders.

We urge shareholders to compare Mr. Fischer’s impressive track record against Mr. Philip’s value-destructive missteps during his nearly 20-year tenure at Hasbro before deciding who to cast your vote for at the Company’s Annual Meeting next week:

Marcelo Fischer Alta Fox’s Proven, Independent Candidate		Edward M. Philip Hasbro’s Longest-Tenured Director
Capital Allocation Expertise
•	As Chief Financial Officer of IDT Corporation and IDT Telecom, Mr. Fischer possesses significant capital allocation, cost discipline and corporate restructuring expertise.	•	As ISS noted in its report, Hasbro’s “capital allocation track record is far from stellar” during Mr. Philip’s 19-year tenure.[1]
M&A Track Record
•	Mr. Fischer has significant experience evaluating and successfully executing strategic alternative transactions.	•	The current Board, which includes Mr. Philip, has a record of value-destructive M&A transactions that have not yielded meaningful value for shareholders.
•	While Mr. Fischer has executed numerous successful spin-offs, he also has demonstrated an ability to postpone or decide against a spin-off as market conditions evolve.	•	In particular, ISS noted the “dilutive and expensive eOne acquisition,” which occurred during Mr. Philip’s tenure.[2]
Investor Disclosure Expertise
•	Mr. Fischer has been instrumental in promoting investor transparency across complicated business segments while at IDT Corporation.	•	During Mr. Philip’s tenure, Hasbro’s underperformance has been compounded by poor disclosure practices with no oversight or accountability, making it difficult for the market to properly evaluate the Company.
History of Shareholder Value Creation
•	During Mr. Fischer’s tenure as Chief Financial Officer, IDT Corporation (inclusive of all spin-off transactions) has compounded shareholder value at 25% a year compared to the S&P 500 at less than 10% annualized.	•	Hasbro has consistently underperformed both the S&P 500 and its chosen consumer benchmark over the last five years.
Alignment with Shareholders
•	Mr. Fischer has purchased 5,788 shares of Hasbro on the open market over the last three months.	•	Mr. Philip has never bought shares of Hasbro during his nearly two-decade tenure.
		•	Rather than step down as part of the Board’s recent defensive expansion from 11 members to 13 members, Mr. Philip chose to remain in power after nearly 20 years on the Board.

1 Permission to quote ISS was neither sought nor obtained.

2 Permission to quote ISS was neither sought nor obtained.

Given his extremely long tenure, it is hard to imagine that the Board has not already received the benefit of Mr. Philip’s insights and experience. Contrastingly, Mr. Fischer has an undeniably strong record of long-term value creation and best-in-class disclosure practices that could help repair Hasbro. If elected, Mr. Fischer would make it a priority to work with his fellow directors to help the Board:

•	Establish a disciplined capital allocation framework with an emphasis on ensuring capital flows to the highest risk-adjusted return opportunities.

•	Improve the Company’s disclosure of relevant key performance indicators for all operating segments as well as relevant metrics for announced acquisitions to ensure shareholders can properly evaluate Hasbro.

•	Increase management’s accountability by aligning executive compensation with value-enhancing metrics, rigorous targets and total shareholder return.

It has become abundantly clear over the past several months that shareholders want an independent capital allocation expert in Hasbro’s boardroom, which is why we recommend you vote on the GOLD proxy card today. To contact us or to speak with Mr. Fischer directly, please visit www.StrengthenHasbro.com.

Sincerely,

Connor Haley

Managing Partner

Alta Fox Capital Management, LLC

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About Alta Fox

Founded in 2018 by Connor Haley, Alta Fox is a Texas-based alternative asset management firm that semploys a long-term focused investment strategy to pursue exceptional risk-adjusted returns for a diverse group of institutions and qualified individual clients. Alta Fox focuses on identifying often overlooked and under-the-radar opportunities across asset classes, market capitalization ranges and sectors. Learn more by visiting www.AltaFoxCapital.com.

Contacts

For Investors:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

For Media:

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com

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